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                                                                       Exhibit 2


                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of April 28, 1999, by and between Semiconductor Laser International Corporation, a Delaware corporation (the "Company"), and bmp Management Consultants GmbH, a German limited liability corporation ("bmp Consultants").

         WHEREAS, in connection with certain financial and strategic planning to be undertaken by the Company, including the creation of a strategic business plan and the identification of appropriate sources of capital for the Company, the Company agrees to retain bmp Consultants as a consultant, and bmp Consultants agrees to become a consultant to the Company, on the terms and subject to the conditions hereinafter contained;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.       Duties; Compensation.

         1.1 Duties. The Company hereby retains bmp Consultants, effective May 3, 1999, as a consultant to assist the Company, from time to time as shall be mutually agreed to by the Company and bmp Consultants, with its financial and strategic planning. The services to be provided by bmp Consultants in this regard shall include, but are not limited to, the following:

             (a) the identification and description of production and management processes of the Company focusing primarily on supplier, distribution, and sales management;

             (b) creation and development of a detailed strategic business plan and catalogue to improve the Company's management, focusing primarily on supplier, distribution, and sales management;

             (c) implementation and control of the strategic business plan and catalogue;

             (d) enhancement of the Company's reputation in the laser industry and the financial community;

             (e) identification and introduction of the Company to strategic partners and investors in Europe;


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             (f) development and improvement of the Company's relationship with strategic partners in Europe; and

             (g) identification and facilitation of investments in the Company on the Berliner Freiverkehr.

         1.2 Compensation. As compensation for bmp Consultants' consulting services hereunder, the Company hereby agrees to pay bmp Consultants an amount equal to a maximum of $200,000 USD in the aggregate, based upon per diem consulting rate of $1,500 USD for a regular consultant and $2,000 USD for a senior consultant or partner of bmp Consultants or any of its affiliates. Such $200,000 USD maximum consulting fee shall be inclusive of any travel or other related expenses. bmp Consultants shall provide the Company with a monthly report regarding the status of bmp Consultants' consulting services, the days billed and any additional related expenses. Each payment by the Company for bmp Consultants' consulting services shall be counted against the $200,000 USD maximum and shall be payable as follows:

             (a) Six monthly installments of $15,000 USD commencing immediately following the funding of the April Installment (as defined in Amendment No. 1 to Securities Purchase Agreement, dated as of the date hereof, between the Company and bmp Mobility AG Venture Capital ("bmp")) and ending five months following such funding date;

             (b) $50,000 USD payable at the closing of the Final Installment;
and

             (c) Six monthly installments of $10,000 USD commencing six months following the funding of the April Installment and ending twelve months following such funding date.


         1.3 Relationship to the Company. bmp Consultants shall have no power or authority, express or implied, to enter into any contract or commitment, including any agreement with respect to any transaction to raise debt or equity ("Transaction") on behalf of the Company. In addition, nothing contained herein shall be construed in any manner that would deem bmp Consultants or any of its employees to be an employee of the Company.

2. Confidentiality. bmp Consultants shall not disclose to any third party, other than its representatives, agents, advisors, counsel, accountants or potential participants in any Transaction (collectively, "Representatives"), any non-public information about the Company or any Transaction, including, but not limited to, any strategic business plan, except (i) as may be required by court order, subpoena or governmental authority or (ii) with the prior written consent of the other party hereto. The parties hereto agree that the remedy at law for any breach of the requirements of this Section 2 will be inadequate and that any breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this subsection, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching parties shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving


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actual damage by reason of such breach and, to the extent permissible under applicable law, a temporary restraining order may be granted immediately on commencement of such action.

3. Termination. This Agreement shall be terminated, (i) without further obligation of the Company, upon any breach by bmp of its installment payment obligations under Section 1 of Amendment No. 1 to Securities Purchase Agreement, dated as of the date hereof, between the Company and bmp and (ii) at any time at the option of bmp Consultants. This Agreement may also be terminated at any time by mutual consent of bmp Consultants and the Company. Upon the termination of this Agreement, this Agreement shall forthwith become null and void, other than the agreements set forth in Sections 2, 3 and 4 hereof.

4.       Miscellaneous.

         4.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any rights or delegate any duties hereunder without the prior written consent of the other party.

         4.3 Governing Law. This Agreement shall be construed in accordance with, and governed by, the internal laws of the Republic of Germany, without giving effect to the principles of conflict of laws thereof.

         4.4 Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties with respect to this subject matter and supersedes any and all prior understandings, negotiations or agreements among the parties hereto, both written and oral, with respect to such subject matter.

         4.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

         4.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, in whole or in part, the validity of the remaining provisions shall not be affected and the remaining portion of any provision held to be invalid, illegal or unenforceable shall in no way be affected, prejudiced or disturbed thereby.

         4.7 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

         4.8 Amendment and Modification. This Agreement may be amended or modified only by written agreement executed by the parties hereto.


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         4.9 Waiver. At any time prior to the termination of this Agreement, each of the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by the party granting such waiver. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

                                   SEMICONDUCTOR LASER INTERNATIONAL
                                   CORPORATION


                                   By: /s/ Geoffrey T. Burnham
                                       ----------------------------------------
                                       Name: Geoffrey T. Burnham
                                       Title: President, Chief Executive Officer
                                                 and Chairman of the Board

                                   bmp MANAGEMENT CONSULTANTS GmbH


                                   By: /s/ Oliver Borrmann
                                       ----------------------------------------
                                       Name: Oliver Borrmann
                                       Title: CEO


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